Exhibit 3.1

STATEMENT OF DESIGNATION OF THE

12% CUMULATIVE PREFERRED SHARES – SERIES A

OF SEASPAN CORPORATION

SEASPAN CORPORATION, a corporation organized and existing under the Business Corporations Act (the “BCA”) of the Marshall Islands (the “Corporation”), in accordance with the provisions of Section 35 thereof, does hereby certify:

The board of directors of the Corporation (the “Board of Directors”), in accordance with the resolutions of the Board of Directors dated January 22, 2009, the provisions of the Articles of Incorporation and Bylaws of the Corporation and applicable law, at a meeting duly called and held on January 22, 2009, adopted the following resolution creating a series of 315,000 Preferred Shares (this and other terms shall have the same meaning as in the Articles of Incorporation, unless otherwise specified in this Statement of Designation or unless the context otherwise requires) of the Corporation designated as “12% Cumulative Preferred Shares – Series A”.

RESOLVED, that in accordance with the resolutions of the Board of Directors dated January 22, 2009, the provisions of the Articles of Incorporation and Bylaws of the Corporation and applicable law, a series of Preferred Shares, par value $.01 per share, of the Corporation be and hereby is created, and that the designation and number of shares of such series, and the voting and other powers, preferences and relative, participating, optional or special rights and qualifications, limitations and restrictions thereof, of the shares of such series, are as follows:

1. Designation. The distinctive serial designation of such series of Preferred Shares is “12% Cumulative Preferred Shares – Series A” (“Series A”). Each share of Series A shall be identical in all respects to every other share of Series A, except as to the respective dates from which the Series A Liquidation Preference shall increase and to the extent the Series A Liquidation Preference may be adjusted as provided in Section 3 below.

2. Number of Shares. The authorized number of shares of Series A shall be 315,000. Shares of Series A that are purchased or otherwise acquired by the Corporation, or converted into Class A Common Shares, shall be cancelled and shall revert to authorized but unissued Preferred Shares, provided that any such cancelled shares of Series A may be reissued only as shares of any series of Preferred Shares other than Series A.

3. Series A Liquidation Preference; Dividends.

(a)

Series A Liquidation Preference. Subject to Section 3(b) below, each share of Series A shall have an initial liquidation preference equal to US$1,000, which liquidation preference shall be subject to (A) (i) increase on an “as-converted basis” by the per share amount of any Excess Dividends and (ii) decrease upon a distribution in connection with a Liquidation Event described in Section 4 below which does not result in payment in full of the Series A Liquidation Preference of such share of Series A and (B) increase at a rate per annum of 12% (calculated daily on a 365 day basis), based on the amount of the initial liquidation preference as adjusted pursuant to increases and decreases of item (A) above, which increase shall compound quarterly on March 31, June 30, September 30 and December 31 of each year (each, a “Compounding Date”), in each case during the period from the applicable Issue Date of such share of Series A through to either (x) the Conversion Date in respect of such share of Series A or (y) the date of payment of a distribution in connection with a Liquidation Event described in Section 4 below which results in payment in full of the Series A Liquidation Preference of such share of Series A (such amount, as adjusted pursuant to the foregoing, the “Series A Liquidation Preference”). For purposes of the above, references to an increase in the Series A Liquidation Preference on an “as-converted basis” by the per share amount of any Excess Dividends shall mean that the increase for each share of Series A shall equal the number of Class A Common Shares that such share would convert into had such Holder then been entitled to convert and did so convert its Series A into Class A Common Shares (based on the then applicable Series A Liquidation Preference) multiplied by the per Class A Common Share amount of the Excess Dividend.

Notwithstanding the foregoing, with respect to clause (B) in the preceding paragraph, in the event that the average Closing Price of the Class A Common Shares for the 30 Trading Days immediately preceding the fifth anniversary of the Original Issue Date is less than US$15.00 per share and the Corporation has not elected to have all of such Series A converted on such date as described in Section 9(b) below, then the Series A Liquidation Preference shall increase at a rate of 15% per annum (instead of 12% per annum) (calculated daily on a 365 day basis) on each share of Series A not converted, and shall compound quarterly on each Compounding Date, starting from the fifth anniversary of the Original Issue Date and continuing through to either (x) the Conversion Date in respect of such share of Series A or (y) the date of payment of a distribution in connection with a Liquidation Event described in Section 4 below which results in payment in full of the Series A Liquidation Preference of such share of Series A.

(b)

Dividends. Except as provided in this Section 3(b), no dividends or distributions shall be payable in respect of the Series A. Notwithstanding the foregoing, a Holder may elect, with written notice (an “Early Payment Election Notice”) given to the Secretary of the Corporation in such manner as provided for in Section 14 below at least 15 days before any Compounding Date occurring on or after March 31, 2014 (the relevant Compounding Date after which the Early Payment Election Notice is given, the “Designated Compounding Date” and the 15th day prior to such Designated Compounding Date, the “Election Deadline Date”), to receive in the form of a cash dividend on any and all shares of Series A held by such Holder, an amount equal to the increase in the Series A Liquidation Preference in respect of such shares of Series A from the Compounding Date immediately preceding the Designated Compounding Date through to the day immediately before the Designated Compounding Date (an “Early Payment Election”).

Subject to any limitations under the BCA or other applicable law, amounts due in respect of an Early Payment Election shall be by cash dividend which shall be declared by the Board of Directors and paid out of lawfully available funds by the Corporation not later than 15 Business Days after the applicable Designated Compounding Date.

In the event a Holder makes an Early Payment Election as provided above, such Holder shall be entitled to receive cash dividends as contemplated by such Early Payment Election prior to and in preference to any declaration or payment of dividends on Junior Stock.

In the event the Holder makes an Early Payment Election as provided above, then, except to the extent the Corporation is unable to, or fails to, declare and pay any cash dividend as contemplated by such Early Payment Election, the Series A Liquidation Preference on each share of Series A subject to the Early Payment Election shall not be increased as of the Designated Compounding Date by the cash amount per share paid to the Holder pursuant to the Early Payment Election. To the extent that a Holder fails to make an Early Payment Election or the Corporation is unable to, or fails to, declare and pay any cash dividend as contemplated by an Early Payment Election, the Series A Liquidation Preference for the applicable share of Series A shall continue to increase without the adjustments contemplated by the prior sentence.

4. Liquidation Rights.

(a)

Liquidation Event. Upon the occurrence of any Liquidation Event, without prejudice to the rights of the Holders in Section 9(c) below, Holders shall be entitled to receive out of the assets of the Corporation or proceeds thereof available for distribution to shareholders of the Corporation, after satisfaction of all liabilities, if any, to creditors of the Corporation and subject to the rights of holders of any shares of Senior Stock or Parity Stock then outstanding in respect of distributions upon a Liquidation Event, and before any distribution of such assets or proceeds is made to or set aside for the holders of Common Shares and any other classes or series of Junior Stock as to such distribution, a liquidating distribution or payment in full redemption of such shares of Series A in an amount equal to the Series A Liquidation Preference. Holders of the Series

A will not be entitled to any other amounts from the Corporation upon or in respect to the Series A after the Holders have received the Series A Liquidation Preference. The payment in full of the Series A Liquidation Preference with respect to any share of Series A shall be a payment in redemption of such share of Series A such that, from and after payment of the Series A Liquidation Preference, any such share of Series A shall no longer be outstanding.

(b)	Partial Payment. If, in any distribution or payment described in Section 4(a) above, the assets of the Corporation or proceeds thereof are not sufficient to pay the Liquidation Preference (as defined below) in full to all Holders and all holders of any Parity Stock, the amounts paid to the Holders and to the holders of all such Parity Stock shall be paid pro rata in accordance with the respective aggregate Liquidation Preference of the Holders and the holders of all such Parity Stock. In any such distribution, the “Liquidation Preference” of any holder of stock of the Corporation shall mean the amount otherwise payable to such holder in such distribution (assuming no limitation on the assets of the Corporation available for such distribution), including an amount equal to any accrued but unpaid dividends (if the terms of the stock of the Corporation so provide). For avoidance of doubt, in the case of the Series A, for the foregoing purposes, the Series A Liquidation Preference is the Liquidation Preference. Holders of the Series A will not be entitled to any other amounts from the Corporation after they have received the full amounts provided for in this Section 4 and will have no right or claim to any of the Corporation’s remaining assets. To the extent that the Holders receive a partial payment of their Series A Liquidation Preference, such partial payment shall reduce the Series A Liquidation Preference of their shares of Series A, but only to the extent of that amount.

(c)	Residual Distributions. If the Liquidation Preference on the Series A and any Parity Stock has been paid in full, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d)	Liquidation Notice. The Corporation shall give written notice of any Liquidation Event to each Holder not less than 30 days prior to the anticipated date of the Liquidation Event.

5. Voting Rights.

(a)	General. Except as otherwise provided by applicable law and in addition to any voting rights provided by law, the Holders of outstanding shares of the Series A:

(i)	shall be entitled to vote together with the holders of the Class A Common Shares as a single class on all matters submitted for a vote of holders of Class A Common Shares (and shall be deemed to be outstanding Class A Common Shares for purposes of the vote required by Articles V and VIII of the Articles of Incorporation and Article XI of the Bylaws);

(ii)	shall have such other voting rights as are specified in the Articles of Incorporation and Bylaws or as otherwise provided by Marshall Islands law; and

(iii)	shall be entitled to receive notice of any shareholders’ meeting in accordance with the Articles of Incorporation and Bylaws of the Corporation.

For purposes of the voting rights set forth in this Section 5(a), each share of Series A shall entitle the Holder thereof to cast one vote for each whole vote that such Holder would be entitled to cast had such Holder been entitled to convert and did so convert its Series A into Class A Common Shares (based on the then applicable Series A Liquidation Preference) as of the date immediately prior to the record date for determining the shareholders of the Corporation eligible to vote on any such matter.

(b)

Right to Elect Two Directors. In addition to the voting rights set forth in Section 5(a) above, the Holders, voting as a single class, will be entitled to elect either one or two additional members of the Board of Directors (the “Series A Directors”), provided that (i) at least one of such Series A Directors must be an “independent director” as defined by the New York Stock Exchange or any other exchange on which the Corporation’s securities may be listed and (ii) at least one of such Series A Directors must be a non-United States citizen or resident for purposes of satisfying the definition of “foreign private issuer” as defined in Rule 405 of Securities Act of 1933, as amended (a “Non-U.S. Director”) (or in the event only one Series A Director is elected, such Series A Director must be an “independent director” and a Non-U.S. Director), with the vote of the Holders of at least a majority of the shares of Series A at the time outstanding and entitled to vote thereon given in person or by proxy at any meeting called for the purpose of electing such Series A Directors (or by unanimous written consent in lieu of a meeting). In the event the Holders decide to elect Series A Directors, the number of directors on the Board of Directors shall automatically increase by such number of Series A Directors. If the Series A Directors shall be elected at a special meeting of the Holders, such meeting shall be called at the request of the Holders of record of at least 20% of the outstanding Series A (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders). Such request to call a special meeting for the election of the Series A Directors (and for removal, as provided for in the next paragraph) shall be made by written notice, signed by the requisite Holders of Series A, and delivered to the Secretary of the Corporation in such manner as provided for in Section 14 below, or as may otherwise be required by law.

Any Series A Directors may be removed at any time with or without cause only by the Holders of record of a majority of the outstanding shares of the Series A, voting as a single class. Any vacancy in the office of a Series A Director shall be filled by the Holders of record of a majority of the outstanding shares of Series A, voting as a single class; provided that the filling of each vacancy shall result in (i) at least one of the Series A Directors being an “independent director” as defined by the New York Stock Exchange or any other exchange on which the Corporation’s securities may be listed and (ii) at least one of the Series A Directors being a Non-U.S. Director (or in the event only one Series A Director is elected, such Series A Director must be an “independent director” and a Non-U.S. Director). Any such removal shall be by the vote of the Holders of at least a majority of the shares of Series A at the time outstanding and entitled to vote thereon, voting as a single class, given in person or by proxy, at any special meeting called for the purpose of removing such Series A Director, which special meeting shall be called at the request of the Holders of record of at least 20% of the Series A (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders). The removal of any Series A Director also may be by unanimous written consent of the Holders.

The Series A Directors shall each be entitled to one vote per director on any matter before the Board of Directors.

(c)	Other Voting Rights. So long as any shares of Series A are outstanding, in addition to any other vote of shareholders required by law or by the Articles of Incorporation, the vote of the Holders of at least a majority of the shares of Series A at the time outstanding and entitled to vote thereon, voting as a single class, given in person or by proxy, at any meeting called for the purpose (or by unanimous written consent), shall be necessary for effecting or validating any of the following:

(i)	Authorization or Creation of Senior or Parity Stock. The authorization or creation, or increase in the authorized amount of, any shares of any class or series of stock of the Corporation ranking senior to or on parity with the Series A with respect to the payment of dividends or the distribution of assets upon any liquidation, dissolution or winding up of the Corporation, provided that the Corporation may issue additional Series A without the vote or consent of the Holders;

(ii)	Amendment of Articles of Incorporation, Bylaws, or Statement of Designation. Any amendment, alteration or repeal of any provision of the Articles of Incorporation, the Bylaws, or this Statement of Designation, whether by amendment, merger, consolidation or otherwise, including any increase in the number of authorized shares of Series A (which vote or consent shall not be unreasonably withheld with respect to any such amendments, alterations or repeals that do not adversely affect the rights, preferences, privileges or powers of the Series A);

(iii)	Redemption of the Corporation’s Capital Stock. Any repurchases, redemptions or other acquisitions of shares of Capital Stock of the Corporation; provided, however, that the foregoing limitation shall not apply to repurchases, redemptions or other acquisitions of shares of Capital Stock of the Corporation in connection with any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants or any repurchases or redemptions specifically contemplated by this Statement of Designation; and

(iv)	Share Exchanges, Reclassifications, Mergers and Consolidations, Liquidation or Dissolution, Asset Sale or Other Disposition. Any agreement, plan or arrangement for, or consummation of, a share exchange or reclassification involving the Series A, a statutory share exchange involving any of the Corporation’s Capital Stock, a merger or consolidation of the Corporation with another entity, a liquidation, dissolution or winding up of the affairs of the Corporation, or a sale, lease or other disposition in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole.

(d)	Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the Holders (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules the Board of Directors or a duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Articles of Incorporation, the Bylaws, applicable law and any national securities exchange or other trading facility on which the Series A is listed or traded at the time.

6. Redemption. Subject to the provisions of Section 4 and Section 9(b), the shares of Series A shall not be redeemable or callable.

7. Rank. Any stock of any class or classes or series of the Corporation shall be deemed to rank:

(a)	senior to shares of the Series A, either as to dividends or upon liquidation, dissolution or winding up, or both, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the Holders of shares of the Series A (the term “Senior Stock” being used to refer to any stock senior to the Series A, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require);

(b)	on a parity with shares of the Series A, either as to dividends or upon liquidation, dissolution or winding up, or both, whether or not the dividend rates, dividend payment dates, or redemption or liquidation prices per share thereof be different from those of the Series A, if the holders of stock of such class or classes or series shall be entitled by the terms thereof to the receipt of dividends or of amounts distributed upon liquidation, dissolution or winding up, as the case may be, in proportion to their respective dividend rates or liquidation prices, without preference or priority of one over the other as between the holders of such stock and the Holders of shares of Series A (the term “Parity Stock” being used to refer to any stock on a parity with the Series A, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require); and

(c)	junior to shares of the Series A, either as to dividends or upon liquidation, dissolution or winding up, or both, if such class or classes or series shall be common stock (including the Common Shares) or if the Holders of the Series A shall be entitled to the receipt of dividends or of amounts distributable upon liquidation, dissolution or winding up, as the case may be, in preference or priority to the holders of stock of such class or classes or series (the term “Junior Stock” being used to refer to any stock junior to the Series A, either as to dividends or upon liquidation, dissolution or winding up, or both, as the context may require). Junior Stock includes the Class A Common Shares, Class B Common Shares and Class C Common Shares of the Corporation.

Notwithstanding the foregoing, but subject to Section 3(b) and the provisions relating to Excess Dividends in this Statement of Designation, dividends (payable in cash, securities or other property) may be determined by the Board of Directors or a duly authorized committee of the Board of Directors and may be declared and paid on the Class A Common Shares, from time to time out of any funds legally available for such payment, and the Series A shall not be entitled to participate in any such dividends.

8. Definitions. As used herein with respect to the Series A:

“Additional Amount” has the meaning set forth in Section 9(b) of this Statement of Designation.

“Articles of Incorporation” means the amended and restated articles of incorporation of the Corporation, as it may be amended from time to time in a manner consistent with this Statement of Designation, and shall include this Statement of Designation.

“BCA” means the Business Corporations Act of the Marshall Islands.

“Board of Directors” means the board of directors of the Corporation.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required by law or executive order to close.

“Bylaws” means the bylaws of the Corporation, as they may be amended from time to time in a manner consistent with this Statement of Designation.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any preferred stock, excluding any debt securities convertible into such equity.

“Class A Common Shares” means the Class A common shares of the Corporation, par value $0.01 per share.

“Close of Business” means 5:00 p.m., New York City time.

“Closing Price” for any day means the last sale price on such day, regular way, or in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal national securities exchange on which the Class A Common Shares are listed or, if the Class A Common Shares are not listed on any national securities exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by such other system then in use, or, if on any such day the Class A Common Shares are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the Class A Common Shares selected by the Board of Directors, or if on any such day no market maker is making a market in the Class A Common Shares, the fair value of the Class A Common Shares on such day as reasonably determined by the Board of Directors.

“Common Shares” means each of the Corporation’s Class A Common Shares, Class B Common Shares and Class C Common Shares and any other outstanding class of common shares of the Corporation.

“Company Offered Securities” has the meaning set forth in Section 15 of this Statement of Designation.

“Compounding Date” has the meaning set forth in Section 3(a) of this Statement of Designation.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors who (1) was a member of the Board of Directors as of the Issue Date; or (2) was nominated for election or elected to the Board of Directors with the approval of a majority of the directors then in office who were either directors as of the Issue Date or whose nomination or election was previously so approved.

“Conversion Agent” means American Stock Transfer & Trust Company, acting in its capacity as conversion agent for the Series A, and its successors and assigns or any other conversion agent appointed by the Corporation.

“Conversion Date” means, as applicable, each of a Mandatory Conversion Date, a Non-Mandatory Conversion Date and a Triggering Event Conversion Date.

“Conversion Price” means $15 per share of Class A Common Shares, subject to adjustment as provided in Section 10.

“Corporation” means Seaspan Corporation, a Marshall Islands corporation organized and existing under the BCA.

“Depositary” means DTC or its nominee or any successor depositary appointed by the Corporation.

“Designated Compounding Date” has the meaning set forth in Section 3(b) of this Statement of Designation.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Early Payment Election” has the meaning set forth in Section 3(b) of this Statement of Designation.

“Early Payment Election Notice” has the meaning set forth in Section 3(b) of this Statement of Designation.

“Election Deadline Date” has the meaning set forth in Section 3(b) of this Statement of Designation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Excess Dividends” means any dividends paid by the Corporation on any Common Shares that constitute Liquidating Dividends as defined in the Articles of Incorporation.

“Excluded Stock” means (i) any Common Shares issued upon any grant or exercise of any warrants or options awarded to employees or directors of the Corporation pursuant to an employee stock option plan or stock incentive plan approved by the Board of Directors, (ii) any shares of Series A issued pursuant to the Securities Purchase Agreement, (iii) any Common Shares issued upon conversion of, or in respect of dividends in respect of, the Preferred Shares contemplated by this Statement of Designation or as may be issued in the future in compliance with the provisions of this Statement of Designation, (iv) any Common Shares or Preferred Shares issued upon approval by the Holders of at least a majority of the shares of Series A at the time outstanding, (iv) any Common Shares the issuance of which is required pursuant to warrants, options or other agreements binding on the Corporation as of immediately prior to the adoption of this Statement of Designation, or (v) any Common Shares in connection with an asset or stock acquisition with a non-affiliate of the Corporation in an arms-length transaction which is not intended to raise capital for the Corporation.

“GAAP” means United States generally accepted accounting principles.

“Holder” means the Person in whose name the shares of Series A are registered, which may be treated by the Corporation, Transfer Agent, Registrar and Conversion Agent as the absolute owner of the shares of Series A for the purpose of settling conversions and for all other purposes to the fullest extent permitted by law.

“Issue Date” means (i) the Original Issue Date or (ii) in the case of shares of Series A issued after the Original Issue Date, the date of the issuance of such shares of Series A.

“Junior Stock” has the meaning set forth in Section 7(c) of this Statement of Designation.

“Liquidation Event” means the occurrence of a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary.

“Liquidation Preference” has the meaning set forth in Section 4(b) of this Statement of Designation.

“Mandatory Conversion Date” means the first date on or after the fifth anniversary of the Original Issue Date on which the average Closing Price of the Class A Common Shares for the 30 Trading Days immediately preceding such date equals or exceeds the Conversion Price.

“Non-Mandatory Conversion Date” means, if the average Closing Price of the Class A Common Shares for the 30 Trading Days immediately preceding the fifth anniversary of the Original Issue Date is less than the Conversion Price, any day on or after the fifth anniversary of the Original Issue Date as may be selected by the Corporation.

“Non-Mandatory Conversion Rights” has the meaning set forth in Section 9(b) of this Statement of Designation.

“Non-Responding Holder” has the meaning set forth in Section 15 of this Statement of Designation.

“Non-U.S. Director” has the meaning set forth in Section 5(b) of this Statement of Designation.

“Notice of Non-Mandatory Conversion” has the meaning set forth in Section 9(b) of this Statement of Designation.

“Original Issue Date” means January 30, 2009, the date of original issuance of the first shares of Series A.

“Parity Stock” has the meaning set forth in Section 7(b) of this Statement of Designation.

“Person” means a legal person, including any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company or trust.

“Preemptive Rights Offer” has the meaning set forth in Section 15 of this Statement of Designation.

“Preemptive Rights Offer Notice” has the meaning set forth in Section 15 of this Statement of Designation.

“Preemptive Rights Transaction” has the meaning set forth in Section 15 of this Statement of Designation.

“Preferred Shares” means any and all series of preferred shares of the Corporation, including the Series A.

“Registrar” means American Stock Transfer & Trust Company, acting in its capacity as registrar for the Series A, and its successors and assigns or any other registrar appointed by the Corporation.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of January 22, 2009, between the Corporation and the Investors listed on the signature page thereto.

“Senior Stock” has the meaning set forth in Section 7(a) of this Statement of Designation.

“Series A” has the meaning set forth in Section 1 of this Statement of Designation.

“Series A Directors” has the meaning set forth in Section 5(b) of this Statement of Designation.

“Series A Liquidation Preference” has the meaning set forth in Section 3(a) of this Statement of Designation.

“Statement of Designation” means this Statement of Designation relating to the Series A, as it may be amended from time to time in a manner consistent with this Statement of Designation.

“Subsidiary” means with respect to any Person, any other Person more than fifty percent (50%) of the shares of the voting stock or other voting interests of which are owned or controlled, or the ability to select or elect more than fifty percent (50%) of the directors or similar managers is held, directly or indirectly, by such first Person or one or more of its Subsidiaries or by such first Person and one or more of its Subsidiaries.

“Trading Day” means a day on which the Class A Common Shares (i) are not suspended from trading on any national securities exchange or over-the-counter market at the Close of Business and (ii) have traded at least once on the national securities exchange or over-the-counter market that is the primary market for the trading of the Class A Common Shares.

“Transfer Agent” means American Stock Transfer & Trust Company, acting in its capacity as transfer agent for the Series A, and its respective successors and assigns or any other transfer agent appointed by the Corporation.

“Triggering Event” means the occurrence of any of the following:

(i)	a liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary;

(ii)	a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than a Holder, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group is, has become, or will become the direct or indirect ultimate “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of common equity of the Corporation representing more than 50% of the voting power of the outstanding Common Shares;

(iii)	the first day on which a majority of the members of the Board of Directors are not either Continuing Directors or Series A Directors;

(iv)	consummation of any consolidation or merger of the Corporation or similar transaction or any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of the Corporation and its Subsidiaries, taken as a whole, to any Person other than one of the Corporation’s Subsidiaries, in each case pursuant to which the Common Shares will be converted into, or receive a distribution of the proceeds in, cash, securities or other property, other than pursuant to a transaction in which the Persons that “beneficially owned” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, voting shares of the Corporation immediately prior to such transaction beneficially own, directly or indirectly, voting shares representing a majority of the total voting power of all outstanding classes of voting shares of the continuing or surviving Person or the ultimate parent entity thereof immediately after the transaction; or

(v)	the Class A Common Shares or shares of any other stock into which the Series A is convertible are not listed for trading on any United States national securities exchange or cease to be traded in contemplation of a delisting (other than as a result of a transaction described in clause (iv) above).

“Triggering Event Conversion” has the meaning set forth in Section 9(c) of this Statement of Designation.

“Triggering Event Conversion Date” has the meaning set forth in Section 9(c) of this Statement of Designation.

“Triggering Event Notice” has the meaning set forth in Section 9(e) of this Statement of Designation.

“Voting Stock” means shares of Class A Common Shares, Class B Common Shares, Preferred Shares and any other class of securities of the Corporation having the power to elect directors to the Board of Directors and any other general voting power (and shall include any shares of Voting Stock issuable upon exercise, exchange or conversion of securities exercisable or exchangeable for or convertible into shares of Voting Stock). Each Common Share entitled to vote shall count as one share of Voting Stock, each Preferred Share shall count as a number of shares of Voting Stock equal to the number of Common Shares into which such Preferred Share is then convertible and each share of any other class of securities of the Corporation constituting Voting Stock shall count as a number of shares of Voting Stock equal to the number of Common Shares into which such share of Voting Stock is then convertible, exchangeable or exercisable, as the case may be.

“Voting Stock Equivalents” means any right, warrant, option or security of the Corporation which is exercisable or exchangeable for or convertible into, or represents the right to otherwise acquire, directly or indirectly, Voting Stock, whether at the time of issuance or upon the passage of time or the occurrence of some future event. Each Voting Stock Equivalent shall count as a number of shares of Voting Stock equal to the number of Common Shares into which such Voting Stock Equivalent is then convertible, exchangeable or exercisable.

For all purposes relevant to this Statement of Designation: The terms defined in the singular have a comparable meaning when used in the plural and vice versa. Whenever the words “include,” “includes,” or “including” are used, they are deemed followed by the words “without limitation.” All references to number of shares, amounts per share, prices, and the like shall be subject to appropriate adjustment for stock splits, stock combinations, stock dividends and similar events. If any event under this Statement of Designation occurs on a Saturday, Sunday, or legal holiday, then such event shall be deemed to occur on the first Business Day after such date.

9. Conversion.

(a)	Mandatory Conversion. On the Mandatory Conversion Date, each outstanding share of Series A will mandatorily convert into the number of fully paid and nonassessable Class A Common Shares as is determined by dividing the Series A Liquidation Preference for such share of Series A by the Conversion Price, without any action being required of the Holder or the Corporation to effectuate such conversion.

The person or persons entitled to receive the shares of Class A Common Shares issuable upon mandatory conversion of Series A will be treated as the record holder(s) of such shares of Class A Common Shares as of the Close of Business on the Mandatory Conversion Date. Prior to the Close of Business on the Mandatory Conversion Date, the shares of Class A Common Shares issuable upon conversion of the Series A will not be deemed to be outstanding.

The Corporation shall deliver the Class A Common Shares to which the Holder is entitled pursuant to this Section 9(a) on or prior to the third Business Day immediately following the applicable Mandatory Conversion Date.

(b)

Non-Mandatory Conversion at the Option of the Corporation. On any Non-Mandatory Conversion Date, subject to the provisions of this Section 9(b), the Corporation may, at its option, convert any outstanding shares of Series A into the number of fully paid and nonassessable Class A Common Shares as is determined by dividing the Series A Liquidation Preference of the shares of Series A being converted by the Conversion Price (such non-mandatory conversion rights under this Section 9(b), the

“Non-Mandatory Conversion Rights”). If the Corporation exercises its Non-Mandatory Conversion Rights, it shall pay to the Holder an additional amount equal to the sum of (i) the product of (A) the difference between (1) Conversion Price and (2) the average Closing Price of the Class A Common Shares for the 30 Trading Days immediately preceding the applicable Non-Mandatory Conversion Date, multiplied by (B) the number of Class A Common Shares resulting from the conversion of the Series A on such Non-Mandatory Conversion Date, plus (ii) an additional 15% of the product of clause (i) above (the sum of the amounts contemplated by clauses (i) and (ii), the “Additional Amount”). For purposes of illustration only, if (x) the Conversion Price was $15 per share, (y) the average Closing Price of the Class A Common Shares for the 30 Trading Days immediately preceding the applicable Non-Mandatory Conversion Date was $10 per share, and (z) the Series A Liquidation Preference on the Non-Mandatory Conversion Date of the shares of Series A being converted was $200 million, then the Additional Amount would equal $76,666,667. The Additional Amount shall be payable, at the Corporation’s option, in either cash, which amount shall be payable within three Trading Days of the Non-Mandatory Conversion Date, or in Class A Common Shares (based on the average Closing Price of the Class A Common Shares for the 30 Trading Days immediately preceding the applicable Non-Mandatory Conversion Date).

The Corporation may exercise its Non-Mandatory Conversion Rights with respect to such number of shares of Series A that as of the date the Corporation gives its Notice of Non-Mandatory Conversion have an aggregate Series A Liquidation Preference of US$50,000,000 or multiples thereof; provided that such requirement shall not apply if (i) the Corporation is exercising its right to convert all then outstanding shares of Series A or (ii) the then outstanding shares of Series A have an aggregate Series A Liquidation Preference of less than US$50,000,000, in which case the Corporation shall cause to be converted the entire outstanding amount of Series A upon the exercise of the Non-Mandatory Conversion Rights. Any shares of Series A that are converted pursuant to the Corporation’s Non-Mandatory Conversion Rights shall be converted pro rata among the Holders.

To exercise its Non-Mandatory Conversion Rights, the Corporation must give written notice of such exercise (“Notice of Non-Mandatory Conversion”) to all Holders at least three, and no more than five, Business Days before the applicable anticipated Non-Mandatory Conversion Date. Such notice shall set forth the date of the Non-Mandatory Conversion Date and the number of shares of Series A to be converted with respect to each Holder.

The person or persons entitled to receive the shares of Class A Common Shares issuable upon the exercise of the Non-Mandatory Conversion Rights will be treated as the record holder(s) of such shares of Class A Common Shares as of the Close of Business on the applicable Non-Mandatory Conversion Date. Prior to the Close of Business on the applicable Non-Mandatory Conversion Date, the shares of Class A Common Shares issuable upon conversion of the Series A will not be deemed to be outstanding.

The Corporation shall deliver the Class A Common Shares to which the Holder is entitled pursuant to Section 9(b) on or prior to the third Business Day immediately following the applicable Non-Mandatory Conversion Date.

(c)	Triggering Event Conversion at the Option of the Holder. Any Holder shall have the option to convert such Holder’s shares of Series A, in whole or in part (but in no event less than one share of Series A), immediately preceding any Triggering Event (or in the case of Triggering Events that are covered by clauses (ii), (iii) and (v) of the definition of “Triggering Event”, within twenty (20) Business Days after receipt of the relevant Triggering Event Notice) (a “Triggering Event Conversion”), into the number of fully paid and nonassessable Class A Common Shares as is determined, (x) in the case of an event described under clauses (iii) and (v) of the definition of Triggering Event, by dividing the Series A Liquidation Preference by the Conversion Price or (y) in the case of a transaction or event described under clauses (i), (ii) and (iv) of the definition of Triggering Event, by dividing the Series A Liquidation Preference by the lower of (A) the Conversion Price or (B) the price at which the Class A Common Shares are valued in such transaction or event, in each case subject to satisfaction of the conversion procedures set forth in Section 9(d). The date of such Triggering Event Conversion is referred to herein as the “Triggering Event Conversion Date.”

In the event a Schedule TO is filed as contemplated in clause (ii) of the definition of Triggering Event, the Holders shall be entitled to participate in such transaction (based on the number of Class A Common Shares as converted pursuant to the provisions of this Section 9(c)) and such Series A shall convert immediately prior to the consummation of the transaction. In the event the transaction is not consummated, the Series A shall not convert and shall remain outstanding.

(d)	Conversion Procedures for a Triggering Event Conversion. To effect a Triggering Event Conversion, a Holder who:

(i)	holds a beneficial interest in a global certificate representing the Series A must deliver to DTC the appropriate instruction form for conversion pursuant to DTC’s conversion program and, if required, pay all transfer or similar taxes or duties, if any; or

(ii)	holds shares of Series A in certificated form must:

(A)	complete and manually sign the conversion notice on the back of the Series A certificate or a facsimile of the conversion notice;

(B)	deliver the completed conversion notice and the certificated shares of Series A to be converted to the Conversion Agent;

(C)	if required, furnish appropriate endorsements and transfer documents;

(D)	if required, pay all transfer or similar taxes or duties, if any.

A Holder will not be required to pay any transfer or similar taxes or duties relating to the issuance or delivery of Class A Common Shares if such Holder exercises its conversion rights, but such Holder will be required to pay any transfer or similar tax or duty that may be payable relating to any transfer involved in the issuance or delivery of Class A Common Shares in a name other than the name of such Holder. A certificate representing Class A Common Shares will be issued and delivered only after all applicable taxes and duties, if any, payable by the Holder have been paid in full.

The person or persons entitled to receive the Class A Common Shares issuable upon conversion shall be treated for all purposes as the record Holder(s) of such Class A Common Shares as of the Close of Business on the applicable Triggering Event Conversion Date. Prior to such applicable Triggering Event Conversion Date, Class A Common Shares issuable upon conversion of any shares of Series A shall not be deemed outstanding.

In the event that a conversion is effected with respect to shares of Series A representing fewer than all the shares of Series A held by a Holder, upon such conversion the Corporation shall execute and the Registrar shall countersign and deliver to the Holder thereof, at the expense of the Corporation, a certificate evidencing the shares of Series A as to which conversion was not effected.

The Corporation shall deliver the Class A Common Shares to which the Holder converting pursuant to Section 9(c) is entitled on or prior to the third Business Day immediately following the applicable Triggering Event Conversion Date.

(e)	Triggering Event Notice. The Corporation shall give written notice of any Triggering Event to each Holder not less than 30 days prior to the anticipated date of the Triggering Event (or in the case of events covered by clauses (ii), (iii) and (v) of the definition of “Triggering Event,” to the extent such event could not be previously anticipated by the Corporation, promptly upon the Corporation having notice of such Triggering Event) (a “Triggering Event Notice”). Any Triggering Event Notice shall include a statement that the Holder has the option to convert such Holder’s shares of Series A into Class A Common Shares immediately preceding any Triggering Event pursuant to a Triggering Event Conversion (or in the case of Triggering Events that are covered by clauses (ii), (iii) and (v) of the definition of “Triggering Event,” within 20 Business Days of such notice being given to the Holder). Any election notice given by a Holder in the event of a Triggering Event Conversion after receipt of a Triggering Event Notice may be made contingent on and subject to the actual occurrence of the relevant Triggering Event.

(f)	Registration of Class A Common Shares. In the event that a Holder shall not designate the name in which Class A Common Shares to be issued upon conversion of such Series A should be registered or the address to which the certificate or certificates representing such Class A Common Shares should be sent, the Corporation shall be entitled to register such shares, and make such payment, in the name of the Holder as shown on the records of the Corporation and to send the certificate or certificates representing such Class A Common Shares to the address of such Holder shown on the records of the Corporation.

(g)	Outstanding Shares of Series A. Shares of Series A that have been converted shall cease to be outstanding on the applicable Conversion Date, subject to the right of Holders of such shares to receive Class A Common Shares issuable upon conversion of such shares of Series A.

(h)	New York Stock Exchange Supplemental Listing. On each applicable Conversion Date, the Corporation shall file a supplemental listing application or any other required filings with the New York Stock Exchange or any other exchange on which the Corporation’s securities may be listed to list the Class A Common Shares to be issued upon the applicable Conversion Date.

10. Anti-Dilution Adjustments. The Conversion Price shall be subject to adjustment from time to time as follows:

(a)	Upon Issuance of Common Shares (or Securities Convertible Into Common Shares). If the Corporation shall, at any time or from time to time after the Original Issue Date, issue any Common Shares (other than an issuance of Common Shares as a dividend or in a split of or subdivision in respect of which the adjustment provided for in Section 10(c) applies), options to purchase or rights to subscribe for Common Shares, securities by their terms convertible into or exchangeable for Common Shares, or options to purchase or rights to subscribe for such convertible or exchangeable securities (in each case, other than Excluded Stock) without consideration or for consideration per share less than the Conversion Price in effect immediately prior to such issuance, then such Conversion Price shall forthwith be lowered to a price equal to the price obtained by multiplying:

(i)	the Conversion Price in effect immediately prior to the issuance of such Common Shares, options, rights or securities, by

(ii)	a fraction of which (A) the denominator shall be the number of Common Shares outstanding on a fully-diluted basis immediately after such issuance and (B) the numerator shall be the sum of (1) the number of Common Shares outstanding on a fully-diluted basis immediately prior to such issuance and (2) the number of additional Common Shares which the aggregate consideration for the number of Common Shares so offered would purchase at the Conversion Price.

For purposes of this Section 10, “fully diluted basis” shall be determined in accordance with the treasury stock method of computing fully diluted earnings per share in accordance with GAAP.

(b)	For the purposes of any adjustment of a Conversion Price pursuant to Section 10(a) above, the following provisions shall be applicable:

(i)	In the case of the issuance of Common Shares for cash in a public offering or private placement, the consideration shall be deemed to be the amount of cash paid therefor before deducting therefrom any discounts, commissions or placement fees payable by the Corporation to any underwriter or placement agent in connection with the issuance and sale thereof.

(ii)	In the case of the issuance of Common Shares for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair market value (as reasonably determined by the Corporation’s Board of Directors) thereof.

(iii)	In the case of the issuance of options to purchase or rights to subscribe for Common Shares, securities by their terms convertible into or exchangeable for Common Shares, or options to purchase or rights to subscribe for such convertible or exchangeable securities (except for options to acquire Excluded Stock):

(A)	the aggregate maximum number of Common Shares deliverable upon exercise of such options to purchase or rights to subscribe for Common Shares shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraphs (i) and (ii) above), if any, received by the Corporation upon the issuance of such options or rights plus the minimum purchase price provided in such options or rights for the Common Shares covered thereby;

(B)	the aggregate maximum number of Common Shares deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such securities, options, or rights were issued and for a consideration equal to the consideration received by the Corporation for any such securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Corporation upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in paragraphs (i) and (ii) above);

(C)	on any change in the number of shares or exercise price of Common Shares deliverable upon exercise of any such options or rights or conversions of or exchanges for such securities, other than a change resulting from the anti-dilution provisions thereof, the applicable Conversion Price shall forthwith be readjusted to such Conversion Price as would have been obtained had the adjustment made upon the issuance of such options, rights or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change; and

(D)	no further adjustment of the Conversion Price adjusted upon the issuance of any such options, rights, convertible securities or exchangeable securities shall be made as a result of the actual issuance of Common Shares on the exercise of any such rights or options or any conversion or exchange of any such securities.

(c)	Upon Stock Dividends, Subdivisions or Splits. If, at any time after the Original Issue Date, the number of Common Shares outstanding is increased by a stock dividend payable in Common Shares or by a subdivision or split-up of Common Shares, then, following the record date for the determination of holders of Common Shares entitled to receive such stock dividend, or to be affected by such subdivision or split-up, the Conversion Price shall be appropriately decreased so that the number of Class A Common Shares issuable on conversion of Series A shall be increased in proportion to such increase in outstanding shares.

(d)	Upon Combinations. If, at any time after the Original Issue Date, the number of Common Shares outstanding is decreased by a combination of the outstanding Common Shares into a smaller number of Common Shares, then, following the record date to determine shares affected by such combination, the Conversion Price shall be appropriately increased so that the number of Class A Common Shares issuable on conversion of each share of Series A shall be decreased in proportion to such decrease in outstanding shares.

(e)

Upon Reclassifications, Reorganizations, Consolidations or Mergers. In the event of any capital reorganization of the Corporation, any reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), or any consolidation or merger of the Corporation with or into another corporation (where the Corporation is not the surviving corporation or where there is a change in or distribution with respect to the Common Shares and to the extent that any shares of Series A are not converted pursuant to a Triggering Event Conversion), each share of Series A shall after such reorganization, reclassification, consolidation, or merger be convertible into the kind and number of shares of stock or other securities or property of the Corporation or of the successor corporation resulting from such consolidation or surviving such merger, if any, to which the holder of the number of Class A Common Shares deliverable (immediately prior to the time of such reorganization, reclassification, consolidation or merger) upon conversion of such Series A would have been entitled upon such reorganization, reclassification, consolidation or merger. The provisions of this clause shall similarly apply to successive reorganizations, reclassifications, consolidations, or mergers. The Corporation shall not effect any such reorganization, reclassification, consolidation or merger unless, prior to the consummation thereof, the successor corporation (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, shall assume, by written instrument, the obligation to deliver to the Holders such shares of stock, securities or assets, which, in accordance with the foregoing provisions, such Holders shall be entitled to receive upon such conversion.

(f)	Other Anti-Dilution Provisions. If the Corporation has issued or issues any securities on or after the Original Issue Date containing provisions protecting the holder or holders thereof against dilution in any manner more favorable to such holder or holders thereof than those set forth in this Section 10, such provisions (or any more favorable portion thereof) shall be deemed to be incorporated herein as if fully set forth herein and, to the extent inconsistent with any provision herein, shall be deemed to be substituted therefor.

11. Fractional Shares.

(a)	No fractional Class A Common Shares shall be issued as a result of any conversion of shares of Series A.

(b)	In lieu of any fractional share of Class A Common Shares otherwise issuable in respect of any conversion pursuant to Section 9, the Corporation shall pay an amount in cash (computed to the nearest cent) equal to the same fraction of the average of the Closing Prices over the five consecutive Trading Day period preceding the Trading Day immediately preceding the applicable Conversion Date.

(c)	If more than one share of the Series A is surrendered for conversion at one time by or for the same Holder, the number of full Class A Common Shares issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of the Series A so surrendered.

12. Reservation of Common Shares.

(a)	The Corporation shall at all times reserve and keep available out of its authorized and unissued Class A Common Shares or shares held in the treasury by the Corporation, solely for issuance upon the conversion of shares of Series A as provided in this Statement of Designation (including Class A Common Shares that may be delivered as payment of an Additional Amount), free from any preemptive or other similar rights, such number of Class A Common Shares as shall from time to time be issuable upon the conversion of all the shares of Series A then outstanding (including Class A Common Shares that may be delivered as payment of an Additional Amount). For purposes of this Section 12(a), the number of Class A Common Shares that shall be deliverable upon the conversion of all outstanding shares of Series A (including Class A Common Shares that may be delivered as payment of an Additional Amount) shall be computed as if at the time of computation all such outstanding shares were held by a single Holder.

(b)	Notwithstanding the foregoing, the Corporation shall be entitled to deliver upon conversion of shares of Series A (including Class A Common Shares that may be delivered as payment of an Additional Amount), as herein provided, Class A Common Shares acquired by the Corporation (in lieu of the issuance of authorized and unissued Common Shares), so long as any such acquired shares are free and clear of all liens, charges, security interests or encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(c)	All Class A Common Shares delivered upon conversion of the Series A (including Class A Common Shares that may be delivered as payment of an Additional Amount) shall be duly authorized, validly issued, fully paid and non-assessable, free and clear of all liens, claims, security interests and other encumbrances (other than liens, charges, security interests and other encumbrances created by the Holders).

(d)	Prior to the delivery of any securities that the Corporation shall be obligated to deliver upon conversion of the Series A (including Class A Common Shares that may be delivered as payment of an Additional Amount), the Corporation shall use its reasonable best efforts to comply with all federal and state laws and regulations thereunder requiring the registration of such securities with, or any approval of or consent to the delivery thereof by, any governmental authority.

(e)	The Corporation hereby covenants and agrees that, if at any time the Class A Common Shares shall be listed on the New York Stock Exchange or any other national securities exchange, the Corporation will, if permitted by the rules of such exchange, list and keep listed, so long as the Class A Common Shares shall be so listed on such exchange, all the Class A Common Shares issuable upon conversion of the Series A (including Class A Common Shares that may be delivered as payment of an Additional Amount); provided, however, that if the rules of such exchange permit the Corporation to defer the listing of such Class A Common Shares until the first conversion of Series A into Class A Common Shares in accordance with the provisions hereof, the Corporation covenants to list such Class A Common Shares issuable upon conversion of the Series A (including Class A Common Shares that may be delivered as payment of an Additional Amount) in accordance with the requirements of such exchange at such time.

13. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the Transfer Agent may deem and treat the record holder of any share of Series A as the true and lawful owner thereof for all purposes, and neither the Corporation nor such Transfer Agent shall be affected by any notice to the contrary.

14. Notices. All notices or communications in respect of Series A shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Statement of Designation, in the Articles of Incorporation and Bylaws or by applicable law.

15. Preemptive or Subscription Rights. In case the Corporation proposes at any time to issue or sell any Voting Stock, Voting Stock Equivalents, or options, rights or warrants to purchase Voting Stock Equivalents or any other securities of the Corporation, other than Excluded Stock or debt securities not exchangeable or convertible into equity securities (collectively, the “Company Offered Securities”), the Corporation shall, no later than fifteen (15) days prior to the contemplated consummation of such transaction (a “Preemptive Rights Transaction”), give notice in writing (the “Preemptive Rights Offer Notice”) to each Holder of such Preemptive Rights Transaction. The Preemptive Rights Offer Notice shall describe the proposed Preemptive Rights Transaction, identify the proposed purchaser or purchasers (or indicate that the Preemptive Rights Transaction is in the form of a public offering), and, subject to applicable law, contain an offer (the “Preemptive Rights Offer”) to sell to each Holder, at the same price and terms and for the same consideration to be paid by the proposed purchaser or purchasers (or at the price offered to the public, in the case of a public offering) (provided, that, in the event any of such consideration is non-cash consideration, at the election of such Holder to whom the Preemptive Rights Offer is made, such Holder may pay cash equal to the value of such non-cash consideration, as may be reasonably determined by the Board of Directors), all or any part of such Holder’s pro rata portion of the Company Offered Securities (which shall be a fraction of the Company Offered Securities determined by dividing the number of shares of outstanding Voting Stock owned by such Holder by the total number of outstanding shares of Voting Stock. If any Holder to whom a Preemptive Rights Offer is made fails to accept (a “Non-Responding Holder”) in writing the Preemptive Rights Offer promptly, but not less than ten (10) days, after the Corporation’s delivery of the Preemptive Rights Offer Notice (in the case of a public offering, the Holders acknowledging that time is of the essence and any Holder who fails to accept in writing the Preemptive Rights Offer before the deadline set by the managing underwriter shall constitute the Non-Responding Holder), such Non-Responding Holders shall have no further rights with respect to the proposed Preemptive Rights Transaction, so long as such transaction closes at a price and on terms as disclosed to the Non-Responding Holder in the Preemptive Rights Offer Notice no later than sixty (60) days after the Preemptive Rights Offer Notice was first given by the Corporation.

16. Repurchase and Sale of Series A. Subject to the limitations imposed herein and applicable law, the Corporation may purchase and sell shares of Series A from time to time to such extent, in such manner, and upon such terms as the Board of Directors or any duly authorized committee of the Board of Directors may determine.

17. Other Rights. The shares of Series A shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in Articles of Incorporation or as provided by applicable law.

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IN WITNESS WHEREOF, the undersigned, being duly authorized thereto, does hereby affirm that this statement is the act and deed of the Corporation and that the facts herein stated are true, and accordingly has hereunto set his hand this 22nd day of January, 2009.

SEASPAN CORPORATION

By:	/s/ Barry Pearl
Name:	Barry Pearl
Title:	Director

[Statement of Designation Signature Page]

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